Exhibit 99.1

Perfect Moment Reports Fiscal Q1 2027 Results

LONDON—August 17, 2026—Perfect Moment Ltd. (OTC: PMNT) (“Perfect Moment” or the “Company”), the high-performance, luxury lifestyle brand that fuses technical excellence with fashion-led designs, reported results for its fiscal first quarter ended June 30, 2026.

Fiscal Q1 2027 Financial Highlights

●	Fiscal Q1 is the Company’s seasonally lowest quarter, representing approximately 6% of fiscal 2026 annual revenue, with sales in the period driven by swimwear and activewear.

●	Revenue declined 21.9% to $1.2 million compared to $1.5 million in Q1 FY26.

●	Wholesale revenue increased 268% to $563,000 compared to $153,000 in Q1 FY26.

●	Gross margin decreased 580 basis points to 54.5% compared to 60.3% in Q1 FY26.

●	Total operating expenses decreased 1.4% to $3.89 million compared to $3.94 million in Q1 FY26.

●	Loss from operations increased by approximately $205,000 to $3.3 million compared to a loss from operations of $3.1 million in Q1 FY26.

●	Net loss improved by approximately $286,000 to $3.5 million, or $(0.07) per diluted share, compared to a net loss of $3.8 million, or $(0.21) per diluted share, in Q1 FY26.

●	Adjusted EBITDA loss increased by approximately $564,000 to $3.1 million compared to an adjusted EBITDA loss of $2.6 million in Q1 FY26.

●	Raised $2.0 million of gross proceeds through a securities purchase agreement in May 2026; cash and cash equivalents of $0.7 million at June 30, 2026, with $4.0 million undrawn on the Company’s $10.0 million revolving credit facility.

Management Commentary

“Our first fiscal quarter is seasonally our lowest, driven by swimwear and activewear ahead of the winter season, and this year it also reflected a deliberate reset as we transition Perfect Moment to a full-price luxury brand model,” said Jane Gottschalk, Co-Founder, Creative Director and President of Perfect Moment. “Our summer activation began later in the quarter than planned, but sales strengthened through June as our campaigns took hold, and the response to the brand – from wholesale partners in particular – has been very encouraging. Our energy is now firmly focused on September: the launch of our Fall/Winter 2026 collection, a step-up in brand activation, and a sharper eCommerce and marketing engine to convert the brand’s momentum into full-price sales through our peak season.”

Chath Weerasinghe, Chief Financial and Operating Officer of Perfect Moment, commented: “In Q1, the Company continued to execute on its transformation, with a focus on strengthening its technology and operating infrastructure to support future scale and disciplined, sustainable growth. Additionally, total operating expenses remained essentially flat year-over-year, while we continued to make targeted investments in agency support and event-based growth activations. Together with significantly lower financing costs, this contributed to a further narrowing of our net loss.

“We also strengthened our balance sheet during the quarter, securing $2.0 million through our May 2026 securities purchase agreement, alongside our $10.0 million revolving credit facility. With inventory well positioned for the upcoming winter season, we are now focused on disciplined execution through our September launch and the peak trading period.”

Fiscal Q1 2027 Financial Summary

Reflecting the seasonality of the business, the fiscal first quarter is historically the lowest revenue quarter. In fiscal 2026, the first quarter represented approximately 6% of annual revenue, with sales in the period driven by swimwear and activewear ahead of the fall/winter season.

First quarter total net revenue decreased 21.9% to $1.2 million compared to $1.5 million in the year-ago quarter. The decrease was primarily driven by non-recurring partnership revenue, together with lower eCommerce revenue as the Company transitions toward a full-price brand model, partially offset by strong growth in wholesale revenue.

First quarter eCommerce net revenue decreased 40.2% to $585,000 compared to $978,000 in the year-ago quarter, reflecting the Company’s strategic shift away from discounted online sales as it transitions toward a full-price brand model.

First quarter wholesale revenue increased 268% to $563,000 compared to $153,000 in the year-ago quarter, reflecting the continued build-out of the Company’s wholesale channel ahead of the winter season.

First quarter gross profit decreased to $627,000 compared to $889,000 in the year-ago quarter. First quarter gross margins were 54.5% compared to 60.3% in the year-ago quarter. The decrease was primarily attributable to a change in revenue mix, as the year-ago quarter benefited from higher-margin partnership revenue that did not recur in the current period. This was partially offset by the Company’s continued focus on disciplined pricing, inventory management and sourcing initiatives.

First quarter total operating expenses decreased 1.4% to $3.89 million from $3.94 million in the year-ago quarter. The decrease was driven by continued cost discipline across the organization, partially offset by increased agency support and event-based activations designed to drive growth across both direct-to-consumer and wholesale channels. The Company remains focused on managing its operating cost base while continuing to invest selectively in initiatives that support long-term growth.

First quarter loss from operations increased by approximately $205,000 to $3.3 million compared to a loss from operations of $3.1 million in the year-ago quarter.

First quarter net loss was $3.5 million, or $(0.07) per diluted share, compared to a net loss of $3.8 million, or $(0.21) per diluted share, in the year-ago quarter. The improvement primarily reflects a $542,000 decrease in interest expense and finance costs following the restructuring of the Company’s financing arrangements.

First quarter adjusted EBITDA loss increased by approximately $564,000 to $3.1 million compared to an adjusted EBITDA loss of $2.6 million in the year-ago quarter. The increase in adjusted EBITDA loss primarily reflects lower revenue and gross margin compared with the prior-year period, partially offset by continued discipline in operating expenses and ongoing efforts to manage the Company’s cost structure.

Balance Sheet Highlights

Cash and cash equivalents were $0.7 million at June 30, 2026, compared to $1.2 million at March 31, 2026. During the quarter, the Company raised $2.0 million of gross proceeds through its May 2026 securities purchase agreement and drew $0.9 million on its $10.0 million revolving credit facility, with $6.0 million drawn at quarter-end. An additional $1.0 million was drawn on the facility in July 2026. Accounts receivable were $1.1 million at June 30, 2026, compared to $2.1 million at March 31, 2026, primarily reflecting the collection of outstanding receivables during the quarter, supporting liquidity in the current period.

Inventory was $3.7 million at June 30, 2026, compared to $3.9 million at March 31, 2026, reflecting improved inventory planning and purchasing timing. Purchases remain weighted toward the upcoming winter season and expanded sales channels, positioning the Company for stronger sell-through performance during its peak season.

About Perfect Moment Ltd.

Founded in Chamonix, France, Perfect Moment is a luxury outerwear and activewear brand that merges alpine heritage with fashion-forward performance. Known for its technical excellence, bold design, and versatile pieces that transition seamlessly from slopes to city, the brand is worn by athletes, tastemakers, and celebrities worldwide. Perfect Moment is traded on the OTCQB under the ticker symbol PMNT. Learn more at www.perfectmoment.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ from those contained in the forward-looking statements, include those risks and uncertainties described more fully in the sections titled “Risk Factors” in our Form 10-K for the fiscal year ended March 31, 2026, filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release are made as of this date and are based on information currently available to us. We undertake no duty to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

PERFECT MOMENT LTD AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three months ended June 30, 2026	Three months ended June 30, 2025
Revenue, net	$1,150	$1,472
Cost of sales	523	583
Gross profit	627	889
Operating expenses:
Selling, general and administrative expenses	3,380	3,415
Marketing and advertising expenses	507	529
Total operating expenses	3,887	3,944
Loss from operations	(3,260)	(3,055)
Other income (expense), net
Interest expense and finance costs[1]	(237)	(779)
Foreign currency transactions (loss) gain	(36)	15
Total other expense, net	(273)	(764)
Net loss	(3,533)	(3,819)
Dividends on Series AA Convertible Preferred Stock	-	(159)
Net loss attributable to common stockholders	$(3,533)	$(3,978)
Basic and diluted loss per share attributable to common stockholders	$(0.07)	$(0.21)
Basic and diluted weighted-average number of shares outstanding	50,617,198	19,328,778
Other comprehensive losses:
Net loss	$(3,533)	(3,819)
Foreign currency translation loss	(22)	(133)
Comprehensive loss	$(3,555)	$(3,952)

1 Interest expenses and finance costs include $237 and $8 of interest expense to related parties for the three months ended June 30, 2026 and 2025, respectively.

PERFECT MOMENT LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	June 30, 2026	March 31, 2026
	unaudited
ASSETS
Current assets:
Cash and cash equivalents	$707	$1,151
Accounts receivable, net	1,114	2,146
Inventories, net	3,669	3,897
Prepaid and other current assets	2,809	2,950
Total current assets	8,299	10,144
Long term assets:
Operating lease right-of-use assets	962	1,003
Property and equipment, net	505	499
Other non-current assets, net	469	582
Total assets	$10,235	$12,228
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Trade payables	$2,524	$3,601
Accrued expenses	2,244	2,859
Operating lease liabilities, current	107	37
Deferred revenue	613	245
Total current liabilities	5,488	6,742
Long term liabilities:
Line of credit from related parties, net	5,754	5,140
Operating lease obligations, long-term portion	987	1,032
Total liabilities	12,229	12,914
Commitments and contingencies (see Note 10)	-	-
Stockholders’ deficit:
Common stock; $0.0001 par value; 100,000,000 shares authorized; 53,202,530 and 47,048,174 shares issued and outstanding as of June 30, 2026 and March 31, 2026, respectively	5	4
Additional paid-in capital	73,909	71,663
Accumulated other comprehensive loss	(328)	(306)
Accumulated deficit	(75,580)	(72,047)
Total stockholders’ deficit	(1,994)	(686)
Total liabilities and stockholders’ deficit	$10,235	$12,228

Use Of Non-GAAP Measures

In addition to our results under generally accepted accounted principles (“GAAP”), we present Adjusted EBITDA as a supplemental measure of our performance. However, Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. We define Adjusted EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, financing costs and changes in fair value of derivative liability.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations in that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Adjusted EBITDA

	Three months ended June 30, 2026	Three months ended June 30, 2025
Net loss, as reported	$(3,533)	$(3,819)
Adjustments:
Interest expense	237	779
Stock compensation expense	67	134
Amortization of stock-based services	25	199
Depreciation and amortization	64	131
Adjusted EBITDA	$(3,140)	$(2,576)

We present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA in developing our internal budgets, forecasts, and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with our board of directors concerning our financial performance. Adjusted EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Adjusted EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the Adjusted EBITDA does not reflect any cash requirements for such replacements.

Contacts

Investor Relations Contact:

Gateway Group

Cody Slach, Greg Robles

949.574.3860

PMNT@gateway-grp.com

Press Contact:

press@perfectmoment.com